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Exhibit 99.1

CONSENT OF NOMINEE TO THE BOARD OF DIRECTORS

January 26, 2006

Liquidity Services, Inc.
Attn: William P. Angrick, III
1920 L Street, NW
6th Floor
Washington, D.C. 20036

Dear Mr. Angrick:

        The purpose of this letter is to give my consent to Liquidity Services, Inc. (the "Company") to include me as a director-nominee in the Registration Statement on Form S-1, Form 8-A or other appropriate forms and any amendments or supplements thereto under the Securities Act of 1933, as amended, that the Company proposes to file with the Securities and Exchange Commission with respect to the its initial public offering of securities.

Sincerely,
/s/ F. David Fowler
F. David Fowler

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CONSENT OF NOMINEE TO THE BOARD OF DIRECTORS